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DMI FURNITURE, INC.

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD DECEMBER 19, 2002

        The annual meeting of stockholders of DMI Furniture, Inc. (the "Corporation"), will be held at the Brown Hotel, Fourth and Broadway, Louisville, Kentucky on Thursday, December 19, 2002, at 10:00 a.m., local time, for the purpose of:

1.
Electing six directors to serve until the fiscal 2004 annual meeting of stockholders and until their successors have been elected and qualified;

2.
Acting on a proposal to appoint Deloitte & Touche, LLP as auditors for the 2003 fiscal year;

3.
Transacting such other business as may properly come before the meeting.

        The board of directors has fixed the close of business on October 28, 2002, as the record date for determination of stockholders entitled to notice of and to vote at the meeting.

        The holders of a majority of the Corporation's issued and outstanding common stock, present in person or represented by proxy, will constitute a quorum.

        All stockholders are cordially invited to attend the meeting. Whether or not you expect to attend the meeting in person, please sign and date the enclosed proxy and return it promptly so that your stock may be voted. If you attend the meeting, you may revoke your proxy and vote in person.

By Order of the Board of Directors
Joseph G. Hill Executive Vice President, Operations and Secretary

Louisville, Kentucky
November 8, 2002

DMI FURNITURE, INC.

        One Oxmoor Place
101 Bullitt Lane
Louisville, Kentucky 40222

PROXY STATEMENT FOR ANNUAL MEETING OF
STOCKHOLDERS TO BE HELD DECEMBER 19, 2002

        This proxy statement is furnished in connection with the solicitation by the board of directors of DMI Furniture, Inc. (the "Corporation"), of proxies in the accompanying form for use at the annual meeting of stockholders to be held on December 19, 2002 and at any adjournment thereof.

        This proxy statement and accompanying proxy card were first sent or given to stockholders on or about November 8, 2002.

VOTING

        The board of directors has fixed the close of business on October 28, 2002, as the record date for determining the stockholders entitled to notice of and to vote at the annual meeting. On that date, there were 4,280,378 shares of the Corporation's common stock issued and outstanding. Each share of common stock is entitled to one vote on all matters coming before the annual meeting. Stockholders may not vote cumulatively in the election of directors. A majority of the outstanding shares of common stock will constitute a quorum.

        Shares of common stock represented by properly executed proxies received before the closing of the polls at the annual meeting will be voted as directed by the stockholders, unless revoked as described below. Under Delaware law, proxies marked as abstentions are not counted as votes cast. In addition, shares held in street name that have been designated by brokers on proxy cards as not voted will not be counted as votes cast. If no instructions are given, shares represented by executed but unmarked proxies will be voted FOR election of the individuals nominated as directors and FOR approval of the other proposal being submitted to the Corporation's stockholders at the annual meeting. If any other matter is brought before the annual meeting, shares represented by proxies will be voted by the proxy holders as directed by a majority of the board of directors.

        A stockholder who completes and returns the proxy card that accompanies this proxy statement may revoke that proxy at any time before the closing of the polls at the annual meeting. A stockholder may revoke a proxy by filing a written notice of revocation with, or by delivering a duly executed proxy bearing a later date to, the Secretary of the Corporation at the Corporation's main office address at any time before the annual meeting. Stockholders may also revoke proxies by delivering a duly executed proxy bearing a later date to the inspector of election at the annual meeting before the closing of the polls, or by attending the annual meeting and voting in person. The presence of a stockholder at the annual meeting will not automatically revoke the stockholder's proxy.

PRINCIPAL HOLDERS OF VOTING SECURITIES

        The following table presents information as of October 28, 2002, relating to the common stock beneficially owned by the Corporation's directors and executive officers, by nominees for election as directors, and by persons known by the Corporation to be the beneficial owners of more than five percent of the common stock, the Corporation's only class of outstanding stock.

Shares Name & Address of Beneficial Owner	Beneficially Owned		Percentage of Class (1)
Donald D. Dreher One Oxmoor Place 101 Bullitt Lane Louisville, KY 40222	620,086	(2)	13.1%
Hillson Partners Limited Partnership Daniel H. Abramowitz 6900 Wisconsin Avenue Suite 501 Bethesda, MD 20815	392,740	(3)	9.2%
Wilen Management Company, Inc. 2360 West Joppa Road, Suite 226 Lutherville, MD 21093	275,231		6.4%
LBR&M Associates, L.P. David M. Martin 681 Andersen Drive Foster Plaza 6 Pittsburgh, PA 15220	235,590	(4)	5.5%
E*Capital Corporation Edward Wedbush 1000 Wilshire Blvd. Los Angeles, CA 90017	231,200		5.4%
Joseph G. Hill	160,726	(5)	3.6%
Thomas M. Levine	31,094	(6)	*
W. Howard Armistead	12,010	(7)	*
Joseph S. Chalfant	—		—
Phillip J. Keller	—		—
All directors and executive officers as a group (7 persons)	1,452,246	(8)	29.6%

*
Indicates less than 1% of class.

(1)
In determining the percentage of class, shares of common stock subject to currently exercisable options are deemed outstanding for computing the percentage of class of the person holding such options but are not deemed outstanding for computing the percentage of class of any other person.

(2)
Includes exercisable stock options for 445,093 shares.

(3)
Includes exercisable stock options for 3,000 shares.

(4)
Includes 230,597 shares held by LBR&M Associates, L.P. for which Mr. Martin is general partner, exercisable stock options for 7,500 shares, and 845 shares held by other entities for which Mr. Martin has sole or shared voting and investment power.

(5)
Includes exercisable stock options for 157,968 shares.

(6)
Includes exercisable stock options for 5,500 shares.

(7)
Includes exercisable stock options for 6,500 shares.

(8)
Includes exercisable stock options for an aggregate of 625,561 shares.

ELECTION OF DIRECTORS

        The Corporation's board of directors currently consists of six directors. Directors are elected by holders of common stock for a one-year term. To be elected, a nominee must receive a plurality of the votes cast in the election at the annual meeting.

        The board of directors knows of no reason why the nominees might be unwilling or unable to serve. However, if a nominee becomes unavailable or unable to serve before the election of directors, the board of directors reserves the right to make a substitution for that nominee, and the board's proxy holders will vote the shares represented by the proxies they hold for the election of the substitute nominee unless authority to do so is withheld.

Nominees

        The following persons have been nominated by the board of directors for election as directors:

        Donald D. Dreher, age 53, has served as President and Chief Executive Officer of the Corporation since 1986 and as a director since 1980. Mr. Dreher is Past President of the American Furniture Manufacturers Association and of the American Furniture Hall of Fame. Mr. Dreher has served in various executive capacities with the Corporation since 1977. Before joining the Corporation, he was Corporate Systems Manager for Filtrol Corporation, which produces products for the mining and oil and gas industries.

        Joseph G. Hill, age 52, was appointed as Executive Vice President, Operations in August 2000 and continues to serve as Secretary. Mr. Hill had served as Vice President-Finance, Chief Financial Officer, Treasurer, and Secretary of the Corporation since 1986, and was elected to the board of directors in September 1993. Mr. Hill has served in various executive capacities with the Corporation since 1984. He is Past President of the American Furniture Manufacturers Association Finance Division. Before joining the Corporation, Mr. Hill was employed by Meidinger, Inc., now William M. Mercer, Incorporated, a subsidiary of Marsh McLennan, Inc., a national management consulting firm, where he held the positions of Vice President, Treasurer, and Consultant.

        Thomas M. Levine, age 53, has been a director since 1984. Mr. Levine is an independent management consultant. Previously, he served for more than five years as Executive Vice President of Fostin Capital Company LLC, which originated and participated in venture capital ventures and leveraged buy-outs on behalf of itself, its clients, and affiliates.

        David M. Martin, age 47, has been a director since 1998. Mr. Martin is President of Foster Holdings, Inc. which manages a private investment partnership, located in Pittsburgh, Pennsylvania. Foster Holdings, Inc. holds a diversified portfolio and invests in both traditional and non-traditional investments. Mr. Martin is also the general partner of LBR&M Associates, L.P., a private investment partnership.

        W. Howard Armistead, age 55, has been a director of the Corporation since February 2000. Since 1991 Mr. Armistead has been Managing Director of Mann, Armistead & Epperson, Ltd., an investment bank and advisory firm for companies ranging in value from $5 million to $300 million.

        Joseph S. Chalfant, age 66, has been nominated for election as a director at the annual meeting. He previously served as a director of the Corporation from 1983 to 1991. Since 1969, Mr. Chalfant has been a principal of Shaw International Corporation, a management consulting firm specializing in business valuation and corporate governance issues. Mr. Chalfant is President and founding director of the Institute for Directors & Trustees, affiliated with the Indiana University School of Business. He was founding chairman of the National Association of Corporate Directors based in Washington D.C. Mr. Chalfant has served as a corporate finance consultant with Stifel Nicolaus & Company, a management consultant with Deloitte & Touche, LLP, and as Chairman and President of Mid-Continent Corporation.

        Daniel H. Abramowitz, a director since December 2000, elected not to stand for election at the annual meeting. The board of directors wishes to express its appreciation to Mr. Abramowitz for his service.

Executive Officers

        The Corporation's three executive officers are Donald D. Dreher and Joseph G. Hill, each of whom is also a director, and Phillip J. Keller.

        Phillip J. Keller, age 36, was appointed as Vice President, Finance, Chief Financial Officer and Treasurer in September 2000. From 1995 until joining the corporation, Mr. Keller served as Director of Financial Services for Nice-Pak Products, Inc., a leading international manufacturer of pre-moistened wipes for the consumer products industry. Before 1995 Mr. Keller worked in various financial capacities for Fairfield Manufacturing Company, Inc., a manufacturer of high precision custom gears and planetary gear systems. Mr. Keller is a certified public accountant.

BOARD COMMITTEES AND MEETINGS

        The Audit Committee is comprised of directors Armistead, Abramowitz and Martin, each of whom is "independent," within the meaning of the rules of the Nasdaq Stock Market. The Audit Committee met four times during fiscal 2002. The principal duties of the Audit Committee are described below under "Report of the Audit Committee" and in its charter, which is attached as Appendix A to this proxy statement.

        The Compensation/Stock Option Committee, consisting of directors Armistead, Abramowitz, Levine, and Martin, reviews and negotiates employment and compensation arrangements with the executive officers of the Corporation and administers the Corporation's incentive stock compensation plans for employees. It met twice during fiscal 2002.

        The Long Range Planning Committee, consisting of directors Levine, Dreher and Hill, reviews the long-term direction of the Corporation and advises the board of directors with respect to strategic issues. The committee met twice during fiscal 2002.

        In October 2002, the board of directors established a Nominating Committee, comprised entirely of directors who are "independent "within the meaning of the rules of the Nasdaq Stock Market, with authority to select nominees for election as directors. Directors Armistead, Levine and Martin are the members of the Nominating Committee, which met for the first time in October 2002 to select the nominees for election at the annual meeting.

        During fiscal 2002, the board of directors met seven times. All directors attended 100% of the board and applicable committee meetings.

Stockholder Nomination Procedures

        Section 2.11 of the Corporation's bylaws sets forth the procedures by which stockholders may nominate candidates for election to the board of directors. To nominate a candidate, a stockholder must deliver written notice to the Corporation's principal executive offices not fewer than 60 days, nor more than 90 days, before the scheduled date of a meeting. If, however, stockholders receive fewer than 70 days notice or prior public disclosure of the date of the meeting, the stockholder's notice will be timely if delivered to the Corporation's offices not later than the close of business on the tenth day following the earlier of the day on which notice of the date of the stockholder's meeting was mailed or the day on which the date of the meeting was publicly disclosed.

        To nominate a candidate, a stockholder's notice must set forth the following information.

  (1)
  as to each person whom the stockholder proposes to nominate for election or reelection as a director:

    •
    the person's name, age, business address and residence address;

    •
    the person's principal occupation or employment;

    •
    the class and number of shares of the Corporation beneficially owned by the person on the date of the stockholder's notice, and

    •
    any other information about the person that would be required to be disclosed in a proxy statement for the election of directors under federal securities laws, including the person's written consent to being named in the proxy statement as a nominee and to serving as a director if elected.

  (2)
  as to the stockholder giving the notice:

    •
    the name and address, as they appear on the Corporation's books, of the nominating stockholder and any other stockholders known by the nominating stockholder to be supporting the nominees, and

    •
    the class and number of shares of the Corporation beneficially owned on the date of the notice by the nominating stockholder and by any other stockholders known by the nominating stockholder to be supporting the nominees.

REPORT OF THE AUDIT COMMITTEE

        The responsibilities of the Audit Committee, which are set forth in its charter (a copy of which is attached to this Proxy Statement as Appendix A), include overseeing the Company's accounting and financial reporting process, internal controls, and the audits of the Company's financial statements. To perform this function, the Audit Committee meets periodically with the Company's independent auditors and management to review and evaluate the Company's accounting, auditing, internal controls, and financial reporting. The Company's management is principally responsible for the preparation and integrity of the financial reporting information and related systems of internal controls, subject to Audit Committee review and oversight. The Audit Committee, in carrying out its role, relies on the Company's senior management, including senior financial management, and its independent auditors.

        We have reviewed and discussed with senior management the Company's audited financial statements included in its Annual Report on Form 10-K for the 2002 fiscal year. Management has confirmed to us that those financial statements (i) have been prepared with integrity and objectivity and (ii) have been prepared in conformity with accounting principles generally accepted in the United States of America.

        We have discussed with Deloitte & Touche, LLP, our independent auditors, the matters required under Statement of Accounting Standard Number 61 "Communications with Audit Committee" (SAS 61). SAS 61 requires our independent auditors to provide us with additional information regarding the scope and results of their audit of the Company's financial statements with respect to (i) their responsibility under auditing standards generally accepted in the United States of America, (ii) significant accounting policies, (iii) management judgments and estimates, (iv) any significant audit adjustments, (v) any disagreements with management, and (vi) any difficulties encountered in performing the audit.

        We have received from Deloitte & Touche, LLP a letter providing the disclosures required by Independence Standards Board Standard No. 61 (Independence Discussions with Audit Committees) with respect to any relationships between Deloitte & Touche, LLP and the Company that in its professional judgment may reasonably be thought to bear on independence.

        Deloitte & Touche, LLP has discussed its independence with us and has confirmed in such letter that, in its professional judgment, it is independent of the Company within the meaning of the federal securities laws. We have advised the Board of Directors that the Committee has determined that the non-audit services rendered by the Company's independent auditors during the most recent fiscal year, consisting mainly of tax assistance and pension plan audits, are compatible with maintaining the independence of the auditors.

        Based on the review and discussions described above with respect to the audited financial statements for the Company's 2002 fiscal year, we have recommended to the Board of Directors that those financial statements be included in the Company's Annual Report on Form 10-K.

        As stated in the Audit Committee Charter, it is not the duty of the Audit Committee to plan or conduct audits. That is the responsibility of the Company's independent auditors. In giving our recommendation to the Board of Directors, we have relied on (i) management's representation that the financial statements have been prepared with integrity and objectivity and in conformity with accounting principles generally accepted in the United States of America and (ii) the report of the Company's independent auditors with respect to such financial statements.

AUDIT COMMITTEE W. Howard Armistead, Chairman Daniel H. Abramowitz David M. Martin

REPORT OF THE COMPENSATION/STOCK OPTION COMMITTEE

        The duties of the Compensation/Stock Option Committee of the Board of Directors are to:

  •
  Review and determine the total compensation of the executive officers and other key employees; and

  •
  Administer the stock-related employee plans.

        The Committee is comprised of three independent non-employee directors who are not eligible to participate in any of the Corporation's compensation programs for its executive officers.

Compensation Philosophy

        The executive compensation policy is designed to motivate executive officers and key employees to achieve the Corporation's long-term strategic objectives and to align the interests of executive officers and key employees with the long-term interests of the stockholders. The intent of the policy is to pay for performance so that each executive's total compensation relates directly to the Corporation's performance. In establishing compensation policies, the Committee considers the responsibilities of executive officers for setting the Corporation's overall strategic policies and the Corporation's success in keeping pace with innovations in manufacturing, distribution and marketing as the furniture industry rapidly evolves into an increasingly global industry.

        During the past twelve months, the residential and commercial furniture industry experienced double digit declines in sales growth rates. In addition, DMI sales for the 2002 fiscal year were negatively impacted by the discontinuance of the promotional bedroom division. The promotional bedroom division sales comprised 8% of sales in the 2001 fiscal year. Despite these factors, sales decreased by only 5% for the fiscal year ended August 31, 2002 over the prior year. This is a result of management's understanding of the industry and ability to react to changes in the industry. This represents the sixteenth year of continuous profitability despite the difficult environment in the industry.

        The Corporation's strategic ongoing focus is the transformation from a domestic manufacturer to a global manufacturing, distribution and marketing company. The furniture industry is changing very rapidly and management is emphasizing the importance of continuing the strategic process in the following areas:

  •
  Continue to improve the business model for each operating division focusing on the markets they serve and distribution channels.

  •
  An ongoing effort to expand the global sourcing of products by managing the supply chain and the quality of products.

  •
  Further develop the warehousing and logistics systems to improve order fulfillment and inventory management.

  •
  Increase the marketing and visibility of the divisions and products.

        The focus on these strategic initiatives had a positive impact on sales and earnings. In addition, inventory and debt levels as of August 31, 2002 were lower than the prior year.

Compensation

        Executive compensation consists of three components: base salary, bonuses and long-term incentive compensation. The overall structure of the compensation packages for Donald D. Dreher and Joseph G. Hill are set forth in their employment agreements with the Corporation, generally for a multi-year term. During fiscal 2002, the Corporation extended Mr. Dreher's contract through August 31, 2004 and

Mr. Hill's contract through September 1, 2003. See "Executive Compensation—Employment Agreements."

  Base Salaries

        In determining base salaries for executive officers, the Committee reviews the Company's sales, results of operations and asset utilization for the fiscal year, general furniture industry conditions, changes in the cost of living, and an overall evaluation of the executive's responsibilities and performance. For executive officers other than the Chief Executive Officer, the Committee generally reviews the salary recommended by the Chief Executive Officer. Based on this subjective evaluation, the Committee determines whether to make changes in each executive officer's base salary for the upcoming year. Annual increases in base salary during fiscal 2002 averaged 3%.

  Bonuses

        Each of the three executive officers can earn an annual bonus based on the Corporation's achievement of specific performance criteria, including net income targets. Each executive officer has an individual bonus formula in which the bonus increases upon attainment of progressively higher performance goals, subject to minimum and maximum thresholds, creating a consistent incentive for the executive to maximize corporate performance. The cash bonuses earned by the executive officers represented approximately 14% of the Corporation's adjusted pre-tax income for fiscal 2002.

        In 2002, the Compensation Committee established a discretionary bonus pool for the Corporation's three executive officers for fiscal years 2002, 2003 and 2004. An executive officer can be considered for a discretionary bonus only for a fiscal year in which he would not otherwise be entitled to receive a bonus payment under his employment agreement or arrangement with the Corporation. The Compensation Committee has the discretion to pay a total of up to $85,000 per year in bonuses to the executive officers based on the Committee's evaluation of the following criteria:

  •
  Implementation of strategies contained in the Corporation's long range plan;

  •
  Operational improvements, such as margin improvements;

  •
  Improvements in the commercial desk business;

  •
  Significant new customers; and

  •
  Increases in shareholder value.

Mr. Dreher is eligible during all three fiscal years; Messrs. Hill and Keller are eligible during fiscal 2002 and 2003. No discretionary bonuses were paid during fiscal 2002.

  Long-term Incentive Compensation

        The Corporation's primary incentive for long-term performance has been stock options granted under its employee stock incentive plans. The Committee believes that stock options are an excellent means of aligning the interests of its key employees with those of shareholders by providing awards intended to reward option recipients for the Corporation's long-term growth. The Committee did not award options to its executive officers or its employees for fiscal 2002. The Corporation's 1993 Long-Term Incentive Stock Plan for Employees also gives the Compensation Committee flexibility to structure other forms of stock-based incentive compensation.

CEO Compensation

        Mr. Dreher's employment contract was extended during the fiscal year and his base salary remained the same at $295,000. The terms of his bonus arrangement contained in the extension of his employment agreement increased the threshold for adjusted pre-tax income by 5% during each year of the contract. The Committee felt that extending his contract with the bonus compensation tied to increasing profitability will help to create value in the future.

        For fiscal 2002 and 2001, Mr. Dreher earned cash bonuses equal to 12% and 13% of the Corporation's adjusted pre-tax income under the formula in his employment agreement. The Corporation's adjusted pre-tax income decreased by 21% in fiscal 2002 compared with fiscal 2001 and by 48% in fiscal 2001 from fiscal 2000. Mr. Dreher's cash bonus in 2002 represents a 26% decrease from the cash bonus earned in fiscal 2001, and his cash bonus in fiscal 2001 represents a 64% decrease from the value of the combined cash and stock bonus earned in fiscal 2000.

        Mr. Dreher did not receive an equity-based compensation award for fiscal 2001 because the Committee felt his 13.1% beneficial ownership interest from grants under prior employment arrangements provides a sufficient long-term incentive and meets the objectives of the equity component of the Corporation's overall compensation plan. See "Executive Compensation—Employment Agreements."

COMPENSATION/STOCK OPTION COMMITTEE
David M. Martin, Chair Daniel H. Abramowitz W. Howard Armistead Thomas M. Levine

EXECUTIVE COMPENSATION

        The following table sets forth the compensation paid by the Corporation for the last three fiscal years to the Corporation's Chief Executive Officer and the most highly compensated executive officers who received total annual salary and bonus of more than $100,000 during fiscal 2001.

Summary Compensation Table

		Annual Compensation			Long Term Compensation Awards
Name and Principal Position	Fiscal Year	Salary	Bonus (1)	Other Annual Compensation (2)	Securities Underlying Options/SARS (#)	All Other Compensation (3)
Donald D. Dreher President and Chief Executive Officer	2002 2001 2000	$295,000 295,000 285,070	$220,100 296,605 821,233	$-0- -0- -0-	-0- -0- -0-	$2,187 3,789 3,381
Joseph G. Hill Executive Vice President, Operations and Secretary	2002 2001 2000	$200,000 190,000 175,000	$27,000 37,000 103,500	$-0- -0- -0-	-0- -0- -0-	$2,307 3,388 3,438
Phillip J. Keller (4) Vice President, Finance; Chief Financial Officer And Treasurer	2002 2001	$115,000 108,000	$6,875 9,250	$-0- -0-	-0- -0-	$2,485 1,713

(1)
The following table shows the cash and stock bonuses paid to the named executive officers for each year under the terms of their employment agreements. See "Executive Compensation—Employment agreements."

Stock Bonus
	Fiscal Year	Cash Bonus	Number of Shares	Value at Grant	Total
Mr. Dreher	2002 2001 2000	$220,100 296,605 515,526	-0- -0- 122,282	$-0- -0- 305,707	$220,100 296,605 821,233
Mr. Hill	2002 2001 2000	$27,500 37,000 103,500	-0- -0- -0-	$-0- -0-	$27,500 37,000 103,500
Mr. Keller	2002 2001	$6,875 9,250	-0- -0-	$-0- -0-	$6,875 9,250

(2)
Certain prerequisites provided to each of the named executive officers totaled less than 10 percent of each officer's total salary and bonus.

(3)
All amounts represent the Corporation's contributions to its defined contribution plan.

(4)
Mr. Keller joined the Corporation in September 2000.

Stock Option Grants

        No stock options were awarded to the Chief Executive Officer and the other named executive officers during the last three fiscal years.

        The following table sets forth certain information regarding options exercised by the Chief Executive Officer and the named executive officers during fiscal 2002 and unexercised stock options held by them as of August 31, 2002.

Aggregated Option Exercises in Fiscal 2002 and Year-End Stock Option Values

Name	Shares Acquired On Exercise #	Value Realized ($)	Number of Securities Underlying Unexercised Options/SARs at 8/31/2002 Exercisable/Unexercisable	Value of Unexercised In-the-Money Options/SARs at 8/31/2002 Exercisable/Unexercisable(1)
Donald D. Dreher	-0-	$-0-	445,093/-0-	$95,231/$0
Joseph G. Hill	-0-	-0-	157,968/-0-	$41,819/$0
Phillip J. Keller	-0-	-0-	-0-	-0-

(1)
Market value of underlying securities at year-end, minus the exercise or base price.

Employment Agreements

        The Corporation currently has employment agreements with Messrs. Dreher and Hill. The employment agreements generally have two-year terms and may be extended by the board of directors. The employment agreements provide for base salary, a bonus related to the Corporation's performance (as more fully described below), certain perquisites, and other benefits generally available to the Corporation's employees. If the executive officer's employment with the Corporation terminates for any reason other than expiration of the employment agreement, death, illness or disability, for cause (as defined), or voluntary cessation by the officer, the employment agreement entitles the officer to the balance of his base salary plus a pro rata portion of the cash bonus the officer would have earned during the year of termination. The employment agreements also contain a noncompetition covenant for one year if employment terminates for any of the reasons listed in the preceding sentence.

        Mr. Dreher's employment agreement expires August 31, 2004 and provides for a minimum annual salary of $295,000, which will be reviewed annually. For fiscal 2002, Mr. Dreher earned an annual cash bonus of $220,100 under a formula based on the Corporation's adjusted net pre-tax income. "Adjusted net pre-tax income" means the Corporation's pre-tax income stated in its audited financial statements, excluding (a) dividends on preferred stock, (b) interest expense incurred to finance redemption payments to holders of preferred stock, (c) gains or losses from the sale, conversion or disposition of capital assets, (d) reserves for the permanent closure of an operation, (e) gains or losses resulting from non-operational litigation, and (f) charges or credits resulting from the adoption of a change in accounting principle. For fiscal 2002, the cash bonus became payable to Mr. Dreher only if the Corporation's adjusted net pre-tax income totaled at least $903,000. The percentage ranges from 10% if the Corporation's adjusted net pre-tax income totals at least $903,000 to 20% if the Corporation's adjusted net pre-tax income totals $5,419,000 or more, with a maximum bonus of $1,100,000. The minimum adjusted net pre-tax income that qualifies for a bonus increases to $951,500 for fiscal 2003 and to $1,000,000 for fiscal 2004.

        For fiscal 2000, Mr. Dreher earned a stock bonus of 122,282 shares or $305,707. The stock bonus was discontinued for subsequent fiscal years. Mr. Dreher is eligible to receive awards of options or other stock-based incentive compensation at the discretion of the Committee.

        Mr. Hill's employment agreement expires on September 1, 2003. It provides for a minimum salary of $200,000 for fiscal 2002 and $225,000 for fiscal 2003. For both fiscal 2002 and 2003, Mr. Hill can earn an annual cash bonus of up to $140,000 based on the Corporation's attainment of specified adjusted net pre-tax income, return on assets, and revenue growth targets.

Severance Agreements

        The Corporation has entered into severance agreements with Donald D. Dreher and Joseph G. Hill to provide an additional incentive for Messrs. Dreher and Hill to remain in the employ of the Corporation in the event or possibility of a change in control of the Corporation. These severance agreements were not entered into because of any belief by management that a change in control of the Corporation was imminent.

        The initial three-year term of the severance agreements began January 1, 1988 and automatically renews for additional three-year periods unless the Corporation gives notice not later than September 30th of the year preceding expiration that it does not wish to extend the severance agreement. The severance agreements have been automatically renewed through December 31, 2005.

        The severance agreements provide for the payment of compensation to the covered executives (a) upon the termination of the executive's employment other than for cause after a change in control of the Corporation, as defined in the severance agreement, occurs; (b) if a change in control of the Corporation occurs within nine months after such termination; or (c) if the executive terminates his employment after the 60-day period immediately following a change in control.

        Compensation to be paid under the severance agreements includes (a) the unpaid balance of the executive's base salary through the date of termination; (b) an amount equal to three times the executive's annual base salary (present valued to a lump sum) plus the most recent cash bonus paid to the executive; and (c) all legal fees and expenses incurred by the executive resulting from termination. However, the amount of compensation to be paid under the Severance Agreement will be reduced, if necessary, to $1.00 below the amount of benefits that the Corporation can properly deduct under Section 280G(a) of the Internal Revenue Code. If the executive dies or terminates his own employment for any reason within the 60-day period immediately following a change in control, the Corporation will pay the executive his full base salary through the date of termination plus all other compensation to which he is entitled under any plan, agreement or arrangement of the Corporation, and the Corporation will have no further obligations to the executive under the severance agreement. The executives will not be required to seek other employment, and compensation will not be reduced by any income received from other sources.

Compensation of Directors

        The Corporation's nonemployee directors receive a retainer of $1,500 per month plus $1,350 for each board meeting attended. In addition, nonemployee directors who attend an Audit or Compensation/ Stock Option Committee meeting receive $200 per meeting, and each committee chairman receives an additional $200 per meeting. Nonemployee members of the Long Range Planning Committee receive $850 per meeting attended. All directors were reimbursed for travel expenses to attend board or committee meetings.

        In addition to the director retainer and meeting attendance fees, Mr. Levine receives $10,000 per quarter, plus reimbursement for out-of-pocket expenses, for providing consulting services to the Corporation in connection with long-term planning and strategic initiatives.

        Under the Corporation's Compensation and Deferral Plan for Outside Directors, a minimum of one-third of the total monthly retainer for the year (or more at the director's option) is paid at the end of the fiscal year in the form of shares of common stock, valued at the closing bid price for the common stock on the last trading day of the fiscal year. For fiscal 2002, the stock portion of the monthly retainer was valued at $1.79 per share. Messrs. Levine, Martin, Abramowitz and Armistead each received 3,352 shares.

        Under the Corporation's stock option plan for independent directors, each nonemployee director automatically received an option for 1,000 shares on the March 15th next following initial election and an option for 1,000 shares on the March 15 following election in each subsequent year. Nonemployee directors in office on May 5, 1987 received an initial option for 5,000 shares plus 1,000 shares for each year in office before 1987. The board of directors had no discretion with respect to awards under the Program.

        All options granted under the director option program have an exercise price equal to the closing bid price for the common stock on the Nasdaq SmallCap Market on the date of the grant of the options. The exercise price for the options granted on March 15, 2002, was $1.59 per share. Options become exercisable with respect to one-half of the shares on the first anniversary of the grant and fully exercisable on the second anniversary of the grant.

COMMON STOCK PERFORMANCE

        The following graph illustrates the cumulative total return to stockholders for the five-year period ended August 31, 2002 for the Corporation's common stock, the Nasdaq Stock Market (U.S.) Index, and a peer group of six comparable furniture manufacturers.

	Cumulative Total Return
	8/97	8/98	8/99	8/00	8/01	8/02
DMI FURNITURE, INC.	100.00	96.84	77.90	86.33	49.18	60.30
NASDAQ STOCK MARKET-US	100.00	94.49	175.55	268.23	114.72	84.15
PEER GROUP	100.00	118.42	127.85	102.78	108.24	135.05

        The graph above assumes $100 was invested on August 31, 1997 in the Corporation's common stock, the Nasdaq Stock Market (U.S.) Index and the stock of the peer group companies (on a market-capitalization-weighted basis), and assumes reinvestment of dividends. Figures shown are for years ended August 31. The peer group companies are Bassett Furniture Industries, Inc., Bush Industries, Inc., Chromcraft Revington, Inc., La-Z-Boy Inc., Rowe Companies, and Stanley Furniture, Inc.

PROPOSAL TO RATIFY THE APPOINTMENT OF THE AUDITORS

        The Audit Committee is responsible for appointing the independent auditors. The board of directors and the Audit Committee are submitting this proposal because they believe it is good practice to have the stockholders ratify the appointment. Approval of the proposal requires the affirmative vote of a majority of the shares of common stock present and voting on the proposal. Abstentions will have the same effect as a vote against the proposal. Broker nonvotes will not be counted and will have no effect on approval. If the proposal is not approved, the Audit Committee will appoint other auditors as soon as it is practicable to do so.

        The Corporation's independent public accountants for fiscal year ended August 31, 2002, were Deloitte & Touche, LLP. A representative of Deloitte & Touche is expected to be present at the Annual Meeting and will have an opportunity to respond to appropriate questions and make a statement if desired to do so.

        The Audit Committee has recommended the appointment of Deloitte & Touche to serve as the Company's principal independent public accountants for the fiscal year 2003.

Audit Fees

        The Company estimates that the aggregate fees billed by Deloitte & Touche for professional services rendered in connection with (i) the audit of the annual financial statements in its Annual Report on Form 10-K for the year ended August 31, 2002 and (ii) the review of the quarterly financial statements in the Company's Quarterly Reports on Form 10-Q for the three quarters were $58,000.

Hardware or Software Systems Assistance

        The Corporation paid no fees in this category for the most recent fiscal year.

All Other Fees

        The Corporation estimates that the aggregate fees for all other services rendered by its independent auditors for the Corporation's most recent fiscal year were $15,000. These fees consist mainly of tax return preparation, related tax assistance and pension plan audits.

Changes in Registrant's Certifying Accountant

        Upon the recommendation of the Corporation's Audit Committee, on May 7, 2002, the board of directors dismissed Arthur Andersen LLP ("Andersen") as the Corporation's independent public accountants and engaged Deloitte & Touche to serve as the Corporation's independent accountants for fiscal 2002.

        Andersen's reports on the Corporation's consolidated financial statements for each of the two most recent fiscal years did not contain an adverse opinion or disclaimer of opinion, nor were they qualified or modified as to uncertainty, audit scope or accounting principles.

        In connection with Andersen's audits for the Corporation's 2000 and 2001 fiscal years and the interim period through May 7, 2002, there were no disagreements between the Corporation and Andersen on any matter of accounting principles and practices, financial statement disclosure or auditing scope or procedure, which if not resolved to Andersen's satisfaction, would have caused Andersen to make reference to the subject matter of the disagreement in connection with its report on the Corporation's consolidated financial statements for such years.

        During the Corporation's 2000 and 2001 fiscal years and through May 7, 2002, no event occurred relating to the financial statements or the audit that the Corporation would have been required to report in its filings with the SEC pursuant Item 304(a)(1)(v) of Regulation S-K.

        Andersen furnished the Corporation a letter addressed to the SEC stating whether Andersen agreed that there were no material disagreements between Andersen and the Corporation following Andersen's dismissal. A copy of the letter was included as Exhibit 16.1 to the Corporation's Current Report on Form 8-K dated May 7, 2002.

        During the Corporation's 2000 and 2001 fiscal years and through May 7, 2002, the Corporation did not consult Deloitte & Touche with respect to the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that might be rendered on the

Corporation's consolidated financial statements, or any other matters or reportable events listed in Items 304(a)(2)(i) and (ii) of Regulation S-K.

GENERAL

Stockholder Proposals for Fiscal 2004 Annual Meeting

        If a proposal of a security holder for the fiscal 2004 annual meeting of stockholders is to be included in the Corporation's proxy statement for that year, it must be received by the Corporation no later than July 8, 2003. A stockholder proposal will be considered untimely unless written notice of the matter in accordance with the by-laws and addressed to the Corporation's Secretary is delivered to the Corporation at its corporate offices at least 60 days before the date of the fiscal 2004 annual meeting.

Section 16(a) Beneficial Ownership Reporting Compliance

        Section 16(a) of the Exchange Act requires the Corporation's executive officers and directors and persons who own more than 10% of the Corporation's common stock to file reports of ownership and changes in ownership of the common stock with the Securities and Exchange Commission. These reporting persons are required by SEC regulations to furnish the Corporation with copies of all Section 16(a) forms that they file. Based solely on its review of the copies of such forms received or written representations from its reporting persons, the Corporation believes that during fiscal 2002, all of the reporting persons complied with all applicable filing requirements.

Proxy Solicitation Expenses

        All expenses of preparing, printing, mailing, and delivering the proxy and all materials used in the solicitation of proxies will be borne by the Corporation. In addition to the use of the mails, proxies may be solicited by personal interview, telephone and telegraph by directors, officers and other employees of the Corporation, none of whom will receive additional remuneration. The Corporation will also request brokerage houses, custodians, and nominees to forward soliciting materials to the beneficial owners of the Corporation's common stock held of record by them and will pay reasonable expenses of these persons for forwarding these soliciting materials.

Other Business

        Management knows of no business that will be presented at the annual meeting other than the election of directors and the ratification of its auditors. However, if other matters come before the annual meeting, the proxy holders intend to vote upon the matters as directed by a majority of the board of directors.

        Please complete, sign and return the enclosed proxy promptly. For your convenience, a return envelope is enclosed which requires no postage if mailed in the United States.

BY ORDER OF THE BOARD OF DIRECTORS
Joseph G. Hill, Executive Vice President, Operations and Secretary

Louisville, Kentucky
November 8, 2002

Appendix A

DMI Furniture, Inc.
Audit Committee of the Board of Directors

Charter

I.
Purpose

  The primary function of the Audit Committee is to assist the Board of Directors in fulfilling its duties to direct the business and affairs of the Corporation by reviewing: the financial reports and other information provided by the Corporation to the Securities and Exchange Commission ("SEC"), the Nasdaq Stock Market, any other governmental body or the public; the Corporation's systems of internal controls regarding finance, accounting, legal compliance and ethics that management and the Board have established; and the Corporation's auditing, accounting and financial reporting processes generally. Consistent with this function, the Audit Committee should encourage continuous improvement of, and should foster adherence to the Corporation's policies, procedures and practices at all levels. The Audit Committee's primary duties and responsibilities are to:

  •
  Serve as an independent and objective party to oversee the Corporation's accounting and financial reporting processes and internal control system and the audits of the Corporation's financial statements;

  •
  Oversee the work of the Corporation's registered public accounting firm in preparing an informative, accurate and independent audit report for the Corporation; and

  •
  Provide an open avenue of communication with the registered public accounting firm, financial and senior management, and the board of directors.

  The Audit Committee will primarily fulfill these responsibilities by carrying out the activities enumerated in Section IV of this Charter.

  The duties of the Audit Committee do not include the planning or conducting of audits of the Corporation's financial statements, which is the responsibility of the Corporation's registered public accounting firm.

II.
Composition

  The Audit Committee shall be comprised of three or more directors as determined by the Board, each of whom shall be independent within the meaning of the rules of the Nasdaq Stock Market, and free from any relationship that would interfere with the exercise of his or her independent judgment as a member of the Audit Committee. All members of the Audit Committee shall have a working familiarity with basic finance and accounting practices, and at least one member of the Audit Committee shall have accounting or related financial management expertise. Audit Committee members may enhance their familiarity with finance and accounting by participating in educational programs conducted by the Corporation or an outside consultant.

  The members of the Audit Committee shall be elected by the Board at the annual organizational meeting of the Board, any regular Board meeting, or until their successors shall be duly elected and qualified. Unless an Audit Committee Chair is elected by the full Board, the members of the Audit Committee may designate an Audit Committee Chair by majority vote of the full Audit Committee membership.

2

III.
Meetings

  The Audit Committee shall meet at least four times annually, or more frequently as circumstances dictate. In addition, the Audit Committee or at least its Chair should meet with the registered public accounting firm and management quarterly to review the Corporation's financial statements consistent with IV, b. and c. below.

IV.
To fulfill its responsibilities and duties the Audit Committee shall:

  Documents/Reports Review

  a.
  Review and update this Charter periodically, at least annually, as conditions dictate.

  b.
  Review and approve the inclusion of the Corporation's annual financial statements and any reports or other financial information submitted to the SEC, the Nasdaq Stock Market, any governmental body or the public, including any certification, report, opinion, or review rendered by the registered public accounting firm.

  c.
  Review the Corporation's quarterly financial reports with senior financial officers and representatives from the Corporation's registered public accounting firm and approve the inclusion of the financial statements in the quarterly report before its filing or before the release of financial results.

  Registered Public Accounting Firm

  d.
  Approve the selection of, and the fees and other compensation to be paid to, the Corporation's registered public accounting firm.

  e.
  Determine the independence of the Corporation's registered public accounting firm. The Committee should evaluate all significant relationships the registered public accounting firm has with the Corporation on an annual basis.

  f.
  Approve all allowable non-audit related services performed by the Corporation's registered public accounting firm.

  g.
  Oversee the performance of the registered public accounting firm and approve the discharge of the registered public accounting firm when circumstances warrant.

  h.
  Periodically consult with the registered public accounting firm about internal controls and the fullness and accuracy of the Corporation's financial statements.

  Financial Reporting Process

  i.
  In consultation with the registered public accounting firm, review the integrity of the Corporation's financial reporting process, both internal and external.

  j.
  Receive and evaluate the registered public accounting firm's report on all critical accounting policies and practices to be used and all alternative treatments of financial information within generally accepted accounting principles, and all material written communications between the registered public accounting firm and management about the quality and appropriateness of the Corporation's accounting principles, as applied in its financial reporting.

3

  k.
  Establish and maintain procedures to receive retain and treat complaints regarding accounting, internal controls or auditing matters. The Audit Committee will also establish and maintain procedures for maintaining the confidentiality and properly handling of whistleblower information regarding questionable accounting and auditing matters.

4

Please date, sign and mail your
proxy card back as soon as possible!

Annual Meeting of Stockholders
DMI FURNITURE, INC.

December 19, 2002

A ☒	Please mark your votes as in this example.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR"
THE NOMINEES LISTED IN ITEM 1 AND "FOR" ITEM 2.

1. Electing six directors to serve until the fiscal 2004 annual meeting of stockholders and until their successors have been elected and qualified;
FOR all nominees listed at right (except as marked to the contrary below) ☐	WITHHOLD AUTHORITY to vote for all nominees at right ☐	Nominees: Donald D. Dreher Joseph G. Hill Thomas M. Levine David M. Martin W. Howard Armistead Joseph S. Chalfant
(INSTRUCTION: To withhold authority to vote for any individual nominee, write the nominee's name on the line below.)

2.	Ratifying the appointment of Deloitte & Touche, LLP as auditors for the 2003 fiscal year;
	FOR ☐	AGAINST ☐	ABSTAIN ☐
3.	Transacting such other business as may properly come before the meeting.
The board of directors has fixed the close of business on October 28, 2002, as the record date for determination of stockholders entitled to notice of and to vote at the meeting.
The holders of a majority of the Corporation's issued and outstanding common stock, present in person or represented by proxy, will constitute a quorum.

All stockholders are cordially invited to attend the meeting. Whether or not you expect to attend the meeting in person, please sign and date the enclosed proxy and return it promptly so that your stock 0 may be voted. If you attend the meeting, you may revoke your proxy and vote in person.
PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE.

Signature	Additional Signature if Held Jointly	Dated	, 2002

NOTE:  Please sign exactly as name appears above. When shares are held by joint tenants, both should sign. When signing as attorney, as executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by President or other authorized officer. If a partnership please sign in partnership name by authorized person.

DMI FURNITURE, INC.

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD DECEMBER 19, 2002

        The annual meeting of stockholders of DMI Furniture, Inc (the "Corporation"), will be held at the Brown Hotel, Fourth and Broadway, Louisville, Kentucky on Thursday, December 19, 2002, at 10:00 a.m., local time, for the purpose of:

(continued and to be signed on the Reverse Side)

QuickLinks

VOTING
PRINCIPAL HOLDERS OF VOTING SECURITIES
ELECTION OF DIRECTORS
BOARD COMMITTEES AND MEETINGS
REPORT OF THE AUDIT COMMITTEE
REPORT OF THE COMPENSATION/STOCK OPTION COMMITTEE
EXECUTIVE COMPENSATION
Summary Compensation Table
Aggregated Option Exercises in Fiscal 2002 and Year-End Stock Option Values
COMMON STOCK PERFORMANCE
PROPOSAL TO RATIFY THE APPOINTMENT OF THE AUDITORS
GENERAL
Appendix A DMI Furniture, Inc. Audit Committee of the Board of Directors Charter
DMI FURNITURE, INC. NOTICE OF ANNUAL MEETING OF STOCKHOLDERS TO BE HELD DECEMBER 19, 2002